EXHIBIT 10.1

LICENSE AGREEMENT

THIS AGREEMENT made and effective as of the date of last signing (herein the “Effective Date”) by and between Phoenix Biosystems, Inc. (herein “Company”), having a principal place of business at 216 - 1628 West 1st Avenue, Vancouver, BC, Canada, V6J 1G1, and Michigan State University (herein “MSU”), having a principal place of business in East Lansing, Michigan 48824, USA.  Company and MSU are each a “party”, and may collectively be referred to as the “parties.”

INTRODUCTION

1.

WHEREAS, MSU has developed and is continuing research in the area of the Technology, as defined in Paragraph 1.1 of this Agreement; and

2.

WHEREAS, Company desires to obtain certain rights in and to the Technology; and

3.

WHEREAS, Company and MSU mutually desire to formalize an agreement which delineates their respective rights and obligations with respect to the Technology.

NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, MSU and Company agree as follows:

ARTICLE 1 - DEFINITIONS

In the terms defined and used herein, the singular shall include the plural and vice versa.  Terms in this Agreement (other than names of parties and Article headings) which are set forth in upper case letters have the meanings established for such terms in this Article 1.

1.1

“Technology” means MSU Invention Disclosure No. 95041 titled “Development of a Sustainable Chick Cell Line Infected with Marek's Disease Virus” and MSU Invention Disclosure 97071 titled “Immortal Avian Cell Line to Grow Avian and Animal Viruses to Produce Vaccines”.

1.2

“Know-how” means the data and information embodied in or required to enable the Technology.

1.3

 “Patents” means any and all patent applications filed in any country of the world by or on behalf of MSU claiming the Technology and/or any patents maturing from such patent

applications.  As of the Effective Date of this Agreement, patents and patent applications include US patent 5,827,738   titled “Sustainable chick cell line infected with Marek's Disease Virus” filed 10/27/1995 and issued 10/27/1998, US patent 5,833,980 titled “Sustainable Cell Line for the Production of Marek's Disease Vaccines” filed 06/21/1996 and issued11/10/1998, US patent 5,866,117 titled “Sustainable Chick Cell Line Infected with Marek's Disease Virus” filed 08/19/1997 and issued 02/02/1999, US patent 5,874,303 titled “Sustainable Cell Line for the Production of Marek's Disease Vaccines” filed 06/30/1997 and issued 02/23/1999, and United States patent 5,989,805 titled “Immortal Avian Cell Line To Grow Avian and Animal Viruses To Produce Vaccines” filed 11/10/1997 and issued11/23/1999.

1.5

“Adjusted Gross Sales” means the aggregate gross revenues derived by Company and its Affiliates from the sale of Products and Services to and practice of Processes for an unaffiliated third party in an arms length transaction, less credits granted on account of price adjustments, recalls, rejection or return of items previously sold.

1.6

“Product” means any and all products embodying or practicing the Technology, Know-how and/or the Patents.

1.7

“Process” means any and all processes embodying or practicing the Technology, Know-how and/or the Patents.

1.8

“Service” means any and all services embodying or practicing the Technology, , Know-how and/or the Patents.

1.9

“Term” means the period beginning on the Effective Date and extending to the expiration of the last to expire of the Patents, or until Fifteen (15) years after the Effective Date, whichever is longer.

1.10

“Field” means use of the technology for human and animal vaccine and virus testing.

1.11

“Territory” means definition worldwide.

1.12

“Improvement” means (a) divisionals of the Patents, and (b) any continuations of the Patents deriving from inventions made within the Term (i) in the course of research at MSU supported by Company hereunder; or (ii) conceived or first reduced to practice by MSU employees while conducting work for the Company under a private agreement that is disclosed to and approved by MSU consistent with the then current MSU policy on outside work for pay.

1.13

“Affiliate” means any company, corporation or business which is at least fifty percent owned or controlled by Company, or which owns or controls at least fifty percent of Company, or which together with Company is commonly owned or controlled by a third party who owns or controls at least fifty percent of each.

1.14

“Government” means the United States Government.

1.17

“Sublicensing Revenues” means any and all payments, royalties and other consideration collected by Company from its sublicensees.

ARTICLE 2 - LICENSE

2.1

MSU hereby grants to Company during the Term of this Agreement an exclusive license within the Territory, limited to the Field, with the right to sublicense, to make, modify, reproduce, have made, lease, use, distribute, market and otherwise dispose of Products, practice the Processes, and offer the Services under the Technology, the Know-how and/or the Patents.

2.2

The exclusive license specified in Paragraphs 2.1 is subject to a reserved right of MSU to utilize the Technology, Know-how, and/or the Patents for the non-commercial research and educational purposes of MSU.

2.3

The exclusive license specified in Paragraphs 2.1 may be subject to certain rights of the Government if the Technology, Know-how, and/or the Patents were created or invented in the course of Government-funded research.  Such rights may include for example a royalty-free license to the Government and the requirement that any Product produced for sale in the United States will be manufactured substantially in the United States.

ARTICLE 3 - R&D PERFORMANCE & MARKETING

3.1

Company shall use reasonable efforts to introduce Products and Processes into the commercial market as soon as practicable, consistent with sound and reasonable business practices and judgment.  Thereafter, Company shall endeavor to keep Products and Processes reasonably available to the public during the remainder of the Term.

3.2

MSU shall have the right to terminate or render this license nonexclusive at any time after three (3) years from the Effective Date if Company: (a) has not put the Technology into commercial use in the Territory, directly or through a sublicense or (b) is not demonstrably engaged in a research, development, manufacturing, marketing or sublicensing program, as appropriate, directed toward this end.

3.3

The following developmental steps shall be performed within one year of the Effective Date of this Agreement:  1) MSU shall thaw and deliver to Company viable cultures from three cryogenically stored vials of cells; 2) Company shall determine that the cell lines are free of the following select agents: retroviruses (RT activity), reovirus, herpesviruses (MDV), newcastle disease virus and avian leukosis virus; 3) Company shall test cells for growth of human vaccine strain influenza viruses and determine titres achieved; and 4) Company shall test cells for growth of H5N1 avian influenza virus strains.

ARTICLE 4 - PATENTS AND PATENT COSTS

4.1

MSU shall retain title to the Technology, Know-how, and the Patents.

4.2

MSU shall file, prosecute, and maintain Patents in the United States and in any other countries designated by Company at Company’s expense.

4.3

Company agrees promptly to reimburse MSU for its outside legal costs incurred under Paragraph 4.2 within thirty (30) days after the receipt of invoices from MSU.  Late payment shall be subject to interest charges of one and one-half percent (1½ %) per month.  Such reimbursement payments by Company of costs incurred by MSU under Paragraph 4.2 shall be creditable against up to 50% of the royalties that are due from Company to MSU under Article 6 during the same calendar year in which such reimbursements are due.

4.4

Failure of Company to pay the amounts required under Paragraph 4.3 within ninety (90) days after the receipt of invoices from MSU shall constitute a default by Company under this Agreement, and entitle MSU to exercise its rights to terminate this Agreement under Article 13.

4.5

Nothing in this Agreement shall prevent MSU from seeking patents on the Technology in countries other than those designated by Company.   Such patent applications shall be filed, prosecuted and maintained at MSU’s expense, and shall be free of any obligations to Company under this Agreement.

ARTICLE 5 - PUBLICATION RIGHTS

5.1

MSU reserves the right to publish or present the results of its research on the Technology.

ARTICLE 6 - PAYMENTS AND ROYALTIES

6.1

Company agrees to pay to MSU a non-refundable initial fee of One Thousand United States Dollars ($1,000.00) upon the execution of this License Agreement.

6.2

(a)

 Company shall pay to MSU a running royalty of Two and One Half percent (2.5%) of Adjusted Gross Sales.  Where a Product or Process is not sold, but is otherwise disposed of, Adjusted Gross Sales for the purpose of computing royalties shall be the Adjusted Gross Sales price at which products or processes of similar kind and quality, sold in similar quantities, are currently being offered for sale by Company.  Where such products and processes are not currently being separately offered for sale by Company, Adjusted Gross Sales shall be Company's cost of manufacture, determined by Company's customary accounting procedures, increased by 100%.

(b)

Company shall pay to MSU a running royalty of Two and One Half percent (2.5%) of sublicensee’s Adjusted Gross Sales.

6.3

Beginning in calendar year 2010, Company agrees to pay MSU an annual minimum payment as shown in the table below.  Should the actual running royalties paid under Paragraph 6.2 fall short of this minimum amount, Company shall pay MSU the difference when the royalty payment for the last calendar quarter of such calendar year is due in accordance with Paragraph 6.4.

Year	Minimum Payment
2010-2014	$10,000.00
2015-termination	$20,000.00

6.4

Company shall deliver to MSU within thirty (30) days after achieving developmental steps one through four of Article 3.3 the milestone payments as shown in the table below.

Development Step	Milestone Payment
1	$1,000.00
2	$2,000.00
3	$2,000.00
4	$10,000.00

6.5

Company shall deliver to MSU within thirty (30) days after the end of each calendar quarter:

(a)

A written report showing all figures necessary to compute Adjusted Gross Sales and Company’s computation of all remuneration to MSU due under this Agreement for such calendar quarter, accompanied by a check in full payment of the remuneration due. Adjusted Gross Sales shall be segmented in each such report on a country-by-country basis, including the rates of exchange used for conversion to USA Dollars from the currency in which such sales were made.

(b)

For any Adjusted Gross Sales which are made in a currency other than U.S. dollars, the amount of such sales shall be converted to U.S. Dollars using the currency exchange rates set forth in The Wall Street Journal on the last day of the calendar quarter.

(c)

All payments due shall be made in U.S. dollars without deduction for taxes, assessments, or other charges of any kind which may be imposed on Company by the government of the country where the transactions occur or any political subdivision thereof with respect to any amounts payable to MSU pursuant to this Agreement, and such taxes, assessments, or other charges shall be assumed by Company.

(d)

Late payments shall be subject to an interest charge of one and one-half percent (1½%) per month.

6.6

Company shall keep for a period of three (3) years following the year to which such records relate, full, true and accurate books of accounts and other records containing all information and data which may be necessary to ascertain and verify the remuneration payable to MSU hereunder.  During the Term and for a period of three (3) years following its termination, MSU shall have the right to audit, or have an agent, accountant or other representative, audit such books, records and supporting data upon fifteen (15) days notice. Any audit shall be at MSU’s expense, except that Company shall reimburse MSU for the cost of the audit in the event that the audit establishes an underpayment of ten percent (10%) or more of the amount due.

ARTICLE 7 – RESERVED

7.1

RESERVED

ARTICLE 8 – DILIGENCE

8.1

Company shall deliver to MSU within thirty (30) days after the end of each calendar year during the Term for calendar years 2006 and 2007, a report describing Company’s progress toward meeting its objectives together with an updated version of its business plan.

8.2

Company shall provide to MSU, within thirty (30) days after any meeting of its Board of Directors, copies of all reports and financial statements, including reports of sales and technology progress, which were distributed to the Board at or prior to each meeting

ARTICLE 9 - INFRINGEMENT

9.1

Each party shall promptly report in writing to the other party during the Term any infringement or suspected infringement of any Patent, or unauthorized use or misappropriation of the Technology or Know-how by a third party of which it becomes aware, and shall provide the other party with all available evidence supporting said infringement, suspected infringement or unauthorized use or misappropriation.

9.2

Company shall have the right to initiate an infringement suit or other appropriate action against any third party who at any time has infringed or is suspected of infringing any of the Patents or of using without proper authorization all or any portion of the Technology or Know-how.  Company shall give MSU sufficient advance written notice of its intent to initiate such action and the reasons therefor, and shall provide MSU with an opportunity to make suggestions and comments regarding such action. Company shall keep MSU promptly informed of the status of any such action. Company shall pay all expenses of such action. MSU shall offer reasonable assistance to Company in connection therewith at no charge to Company except for reimbursement of reasonable out-of-pocket expenses.  Recoveries, reimbursements, damages, profits or awards from such action shall first be applied to reimburse Company and MSU for litigation costs. Any remaining recoveries, reimbursements, damages, profits or awards of whatever nature shall be treated as Adjusted Gross Sales under this Agreement.

9.3

In the event that MSU is a legally indispensable party to an infringement suit or other action as described in Paragraph 9.2, MSU may join the action as a co-plaintiff.  Company shall reimburse MSU for any costs it incurs as a party to any action brought by Company or its sublicensee, irrespective of whether MSU shall become a co-plaintiff.

9.4

In the event that Company does not within six (6) months (a) secure cessation of the infringement, or (b) initiate suit against the infringer, MSU shall thereafter have the right but not the obligation to convert Company's exclusive license hereunder to a non-exclusive license and/or to take action against the infringer at MSU's own expense.  Company shall offer reasonable assistance to MSU in connection with such action at no charge to MSU except for the reimbursement of reasonable out-of-pocket expenses.  Any damages, profits or awards of whatever nature recovered from such action shall belong solely to MSU.

ARTICLE 10 - CONFIDENTIALITY

10.1

In connection with this Agreement, it is acknowledged that each party may disclose its confidential and proprietary information to the other party.  Any such information that is first disclosed in writing, or if first disclosed orally is later transmitted in written form, and is labeled as “Confidential” is referred to herein as “Confidential Information.”

10.2

Each party hereto shall maintain the Confidential Information of the other party in confidence, and shall not disclose or otherwise communicate such Confidential Information to others, or use it for any purpose except pursuant to, and in order to carry out, the terms and objectives of this Agreement, and hereby agrees to exercise every reasonable precaution to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants or agents.

10.3

The provisions of Paragraph 10.2 shall not apply to any Confidential Information disclosed hereunder which:

(a)

Either was or will be lawfully disclosed to the recipient by an independent third party rightfully in possession of the Confidential Information; or

(b)

Either has been or will be published or generally known to the public in accordance with Article 5 or otherwise through no fault or omission by any of the parties; or

(c)

Was independently known to the recipient prior to receipt from the disclosing party, or independently developed by the recipient thereafter, as demonstrably documented in written records of the recipient; or

(d)

Is required to be disclosed by any of the parties to comply with court orders or applicable laws, to defend or prosecute litigation or to comply with governmental regulations, provided that such party takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

ARTICLE 11 - WARRANTY DISCLAIMER

11.1

Nothing in this Agreement shall be construed as:

(a)

A warranty or representation by MSU as to the validity or scope of any Patent;

(b)

A warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents, copyrights and/or trademarks of third parties;

(c)

An obligation of MSU to bring or prosecute actions or suits against third parties for infringement;

(d)

Conferring rights to use in advertising, publicity or otherwise any trademark or the name of MSU; or

(e)

Granting by implication, estoppel or otherwise any licenses under patents of MSU other than the Patents, regardless of whether such other patents are dominant of or subordinate to any Patent.

11.2

Except as expressly set forth in this Agreement, MSU MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUMES NO RESPONSIBILITIES WHATEVER WITH RESPECT TO THE USE, SALE OR OTHER DISPOSITION BY COMPANY

OR ITS VENDEES OR OTHER TRANSFEREES OF PRODUCTS, PROCESSES, OR SERVICES INCORPORATING OR MADE BY USE OF THE TECHNOLOGY, KNOW-HOW, OR PATENTS LICENSED UNDER THIS AGREEMENT OR INFORMATION, IF ANY, FURNISHED UNDER THIS AGREEMENT. SUCH TECHNOLOGY, KNOW-HOW, PATENTS AND INFORMATION ARE PROVIDED AS IS, WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED.

11.3

MSU ASSUMES NO LIABILITY UNDER THIS AGREEMENT.  IN NO EVENT WILL MSU BE LIABLE FOR ANY LOSS OF DATA, LOST PROFITS, COST OF PROCUREMENT OF SUBSTITUTE TECHNOLOGY OR SERVICES OR FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING FROM THE USE OF THE PATENTS OR KNOW HOW OR OTHERWISE ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER FOR BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE.  THIS LIMITATION WILL APPLY EVEN IF MSU HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

ARTICLE 12 - NOTICES

12.1

Communications to Company concerning this Agreement should be addressed to:

Mr. Harmel S. Rayat

President and CEO

Phoenix Biosystems, Inc.

Suite 216 – 1628 West 1st Avenue

Vancouver, BC, V6J 1G1

Fax: 604-659-5029

Email: hsrayat@montgomerycorp.com

12.2

Communications to MSU concerning this Agreement should be addressed to:

Ms. Loraine J. Hudson, Director

Office of Intellectual Property

Michigan State University

246 Administration Building

East Lansing, MI 48824-1046

Fax:

517-432-3880

ARTICLE 13 - TERMINATION

13.1

Company may terminate this Agreement at any time by providing 90 days written notice to MSU.  Upon termination a final report shall be submitted to MSU, and any royalty payments and unreimbursed patent expenses due to MSU shall become immediately payable.

13.2

In the event that Company shall be in default of any of its obligations hereunder, MSU may at its sole option: (a) terminate this Agreement or (b) convert the exclusive license hereunder to a non-exclusive license.  MSU shall exercise either of these options by providing written notice to Company specifying the nature of the default including the amount of royalties then due, if any.  Termination under these circumstances shall be effective thirty (30) days following receipt of said notice by Company, unless Company cures said default and makes payment of all monies due plus interest prior to the expiration of said thirty (30) day period.

13.3

13.4

Upon termination, Company shall provide MSU with:

(a)

All data, know-how, and improvements developed by Company in the course of Company’s efforts to develop Products, Processes, and Services which MSU shall have the right to use and transfer to future licensees;

(b)

The right to access any regulatory information filed with any US or foreign government agency with respect to Products, Processes, and Services; and

(c)

If Company has filed patent applications or obtained patents which represent a modification or improvement within the scope of the claims contained in the Patents, Company agrees upon request to enter into good faith negotiations with MSU or its future licensee(s) for the purpose of granting licensing rights to said modifications or improvements in timely fashion and under commercially reasonable terms.

13.6

Upon termination of this Agreement under Paragraphs 13.1 or 13.2, or conversion to a non-exclusive license under Paragraph 13.2, neither party shall be relieved of any obligations incurred prior to such termination or conversion, and the obligations of the parties under any provisions which by their nature are intended to survive any such termination or conversion shall survive and continue to be enforceable.

13.7

In the event that Company shall become insolvent, shall make an assignment for the benefit of creditors, or shall have a petition in bankruptcy filed for or against it, MSU shall have the right to terminate this entire Agreement immediately upon giving Company written notice of such termination.

13.8

Any sublicenses granted by Company under this Agreement shall provide for assignment to MSU of Company’s interest therein upon termination of this Agreement.

ARTICLE 14 - MISCELLANEOUS

14.1

Company agrees to defend MSU at Company's cost and expense, and will indemnify and hold harmless MSU and its trustees, officers, faculty, professional staff, employees, students and agents and their respective successors, heirs and assigns (the “Indemnitees) from and against any and all claims, losses, costs, damages, fees (including attorneys fees) or expenses arising out of or in connection with (i) the manufacture, use, commercialization, marketing or sale by Company of any Product, Process, or Service hereunder, (ii) any breach by Company of a material term of this Agreement, and (iii) the use or misuse by Company or a third party (including end consumers) of any Technology, Know-How, Patent, Product, Process, or Service (including but not limited to any product liability claims, whether brought as a tort, breach of warranty or strict liability cause of action).

(a)

Company agrees, at its own expense, to provide attorneys acceptable to MSU to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of the indemnity contained herein, whether or not such actions are rightfully brought.

(b)

Beginning at such time as Company begins to exercise the rights it has been granted pursuant to Article 2, Company shall at its sole cost and expense procure and maintain commercial general liability insurance in amounts not less than two million U.S. Dollars ($2,000,000) per incident and $2,000,000 annual aggregate, and naming the Indemnitees as additional insureds.  Such general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for Company’s indemnification obligations under this Agreement.  The Company shall also maintain worker’s compensation coverage consistent with statutory requirements.  Such insurance shall be carried with companies rated “A” or better by A. M. Best or a self-insurance program acceptable to MSU.  The minimum amounts of insurance coverage required shall not be construed to create a limit of Company’s liability with respect to its indemnification obligations under this Agreement.

(c)

Company shall provide MSU with written evidence of such insurance upon request of MSU.  Company shall provide MSU with written notice at least 30 days prior to the cancellation, non-renewal or material change in such insurance; if Company or its sublicensee, Affiliate or agent does not obtain replacement insurance providing comparable coverage within such 30 day period, MSU shall have the right to terminate this Agreement effective at the end of such 30 day period without notice or any additional waiting periods, notwithstanding Paragraph 14.2 of this Agreement.

(d)

Company shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any Product, Process or Service relating to or developed pursuant to this Agreement is being commercially distributed or sold by Company or by a sublicensee, or an Affiliate or agent of Company and (ii) for a reasonable period thereafter which in no event shall be less than fifteen (15) years.

14.2

Company shall not use or refer to MSU, any MSU trademarks, or any MSU employees or departments in any advertisement, sales material, website, or any other form of publicity without the prior written consent of MSU. MSU acknowledges that Company is a wholly-owned subsidiary of a corporation having a reporting obligation under the Securities Exchange Act of 1934, as amended, which has or may have certain disclosure and filing obligations under applicable law, including but not limited to the public announcement and disclosure of this Agreement and the filing of the same with the United States Securities and Exchange Commission; it is acknowledged and agreed that such disclosure and filing shall not be deemed a violation of this Agreement.

14.3

This exclusive license Agreement is personal as to Company, and neither this Agreement nor any of the rights or obligations hereunder may be assigned or transferred by either party without the prior written consent of the other party.

14.4

It is understood that MSU is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including inter alia the Arms Export Control Act, as amended and the Export Administration Act of 1979 as amended), and that its obligations hereunder are contingent on compliance with all applicable United States export laws and regulations.  The transfer of certain technical data and/or commodities may require a license from the cognizant agency of the United States Government and/or written assurances by Company that Company shall not export data or commodities to certain foreign countries without prior approval of such agency.  MSU neither represents nor warrants that a license shall not be required nor that, if required, it shall be issued.  In any event, Company specifically agrees not to export or re-export any information and/or technical data and/or products in violation of any applicable USA laws and/or regulations.

14.5

This Agreement shall be construed under and interpreted under the laws of the State of Michigan, USA, except that questions affecting the construction and effect of any Patent or copyrights shall be determined by the national law of the country in which the Patent or copyrights have been granted.

14.6

All written communications under this Agreement shall be in the English language.

14.7

In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement due to any act of God, fire, casualty, flood, war, strike, lockout, failure of public utilities, government regulation or the like, such party shall give notice to the other party in writing promptly, and thereupon the affected party's performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence.

14.8

The waiver by either party of a breach or default of any provisions of this Agreement by the other party must be in written form and signed by both parties, and shall not be construed as a waiver of any succeeding breach of the same or any other provision.

14.9

This Agreement contains the full understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings and writings relating thereto.

14.10

This Agreement may only be amended in a writing executed by an authorized signatory for each party.  The parties agree that any photocopied or electronically produced copy of this fully executed original Agreement shall have the same legal force and effect as a copy of the Agreement that has the original signatures.  The parties also agree that this Agreement may be executed in two counterparts, which together shall constitute one original version of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their properly and duly authorized officers or representatives as of the Effective Date.

Michigan State University

Phoenix Biosystems, Inc.

/s/ Loraine J. Hudson

/s/ Harmel S. Rayat_______________

Signature

Signature

Loraine J. Hudson

Harmel S. Rayat_________________

Printed Name

Printed Name

Director of Intellectual Property_____

President

Title

Title

June 15, 2006

June 14, 2006

Date

Date